Exhibit 99.3

JOINDER AGREEMENT
King & Wood Mallesons 13/F, Gloucester Tower, The Landmark 15 Queen’s Road Central Central Hong Kong T +852 3443 1000 F +852 3443 1299 www.kwm.com

Details

Buyer	Name	AOGANG International (Hong Kong) Corporation Limited

	Incorporated in	Hong Kong

	Address	Rm. 19C, Lockhart Ctr., 301-307 Lockhart Rd., Wan Chai, Hong Kong

	Fax	+86 577 6728 8833

	Email	aks@aokang.com

	Attention	Director

Recitals	A	LightInTheBox Holding Co., Ltd. (the “Company”), Ceyuan Ventures II, L.P., Ceyuan Ventures Advisors Fund II, LLC (collectively, the “Ceyuan Investors”) and GSR Ventures III, L.P. (“GSR Investors”) and other parties thereto have executed the second amended and restated shareholders agreement dated 28 September 2010 (“Shareholders Agreement”).

B

Buyer, Ceyuan Investors and GSR Investors and other parties thereto has entered into the share purchase agreement dated 9 June 2015 (the “SPA”), pursuant to which (i) Buyer shall purchase from Ceyuan Investors and GSR Investors an aggregate number of 17,130,102 ordinary shares of the Company (the “Subject Ordinary Shares”) and (ii) Buyer is required to deliver a joinder agreement executed by Buyer to the effect that Buyer becomes a party to the Shareholders Agreement as an “Investor” as defined in the Shareholders Agreement.

Governing law	Hong Kong

Date of agreement	22 July 2015

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General terms

1	Definitions

Unless otherwise defined in this Joinder Agreement, the expressions used in this Joinder Agreement have the same meaning as those used in the Shareholders Agreement.

2	Buyer assumes rights and obligations

(a) Buyer shall be entitled to exercise all of the rights, privileges and benefits and to bear all of the obligations and liabilities as an Investor and a Holder under the Shareholders Agreement with respect to the Subject Ordinary Shares.

(b) Buyer undertakes with the Company and other parties to the Shareholders Agreement as from the signing date of this Joinder Agreement to be bound by the Shareholders Agreement.

3	Address of Buyer for notices

For the purposes of the Shareholders Agreement, the address of Buyer to which all notices must be delivered in accordance with Section 12.6 (Notices) of the Shareholders Agreement is:

Name	Correspondence Address	Fax and/or email	Attention to:
AOGANG International (Hong Kong) Corporation Limited	Aokang Industrial Park, Dongou Industrial District, Oubei Town, Yongjia County, Zhejiang Province, PRC	Fax: +86 577 6728 8833 Email: aks@aokang.com	Director

4	Entire Agreement

With effect from the date of this Joinder Agreement, this Joinder Agreement together with the Shareholders Agreement shall be construed as one instrument, but in the event of any conflict between this Joinder Agreement and the Shareholders Agreement, the provisions of this Joinder Agreement shall prevail.

5	Governing law and Dispute Resolutions

Section 12.4 (Governing Law) and Section 12.5 (Dispute Resolution) of the Shareholders Agreement applies to this Joinder Agreement.

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6	Counterparts

This Joinder Agreement may be executed in any number of counterparts. All counterparts taken together will be taken to constitute one agreement.

7	Delivery of this Agreement

A copy of this Agreement shall be delivered to the Company and the other parties set forth below at the following electronic mail address.

	(a)	Company

	(b)	Light In The Box Limited

	(c)	Lanting Jishi Trade (Shenzhen) Co., Ltd.

	(d)	Shenzhen Lanting Huitong Technologies Co., Ltd.

	(e)	Alan Quji Guo

	(f)	Wincore Holdings Limited

	(g)	Liang Zhang

	(h)	Clinet Investments Limited

	(i)	Xin (Kelvin) Wen

	(j)	Vitz Holdings Limited

	(k)	Xu Xiaoping

	(l)	Focus China Holdings Limited

	(m)	Chit Jeremy Chau

	(n)	Kingmax Holdings Group Limited

	(o)	Liu Jun

	(p)	Fulltrend Holdings Limited

	(q)	Ceyuan Investors

	(r)	GSR Investor

	(s)	Banean Holdings Ltd

	(t)	Trustbridge Partners III, L.P.

Electronic mail address for (a) through (t): alanguo@lightinthebox.com

EXECUTED as an agreement.

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Signing page

Executed by AOGANG International (Hong Kong) Corporation Limited

/s/ Wang Zhentao
Director Wang Zhentao

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